CONSENT OF INDEPENDENT AUDITORS

Income Fund of America, Inc.:

We consent to (a) the use in this Post-Effective Amendment No. 51 to Registration Statement No. 811-1880 on Form N-1A of our report dated August 27, 1999 appearing in the Financial Statements, which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

DELOITTE & TOUCHE LLP
September 24, 1999
Los Angeles, California